                                                                     Exhibit 77M

ITEM 77M/77Q1(G) - MERGERS:

The series of Columbia Funds Series Trust listed in the table below in the column captioned "Acquiring Funds" (each an "Acquiring Fund") became the surviving entity in a reorganization (each a "Reorganization") with the series of Columbia Funds Series Trust, Columbia Funds Series Trust I, RiverSource Market Advantage Series, Inc. and RiverSource Government Income Series, Inc., as applicable, listed next to it under the column of the table below captioned "Acquired Fund" (each an "Acquired Fund"):

                  ACQUIRED FUNDS                                     ACQUIRING FUNDS
--------------------------------------------------   ----------------------------------------------
Columbia Asset Allocation Fund(a)                    Columbia LifeGoal Balanced Growth Portfolio(e)
Columbia Liberty Fund(a)
Columbia Asset Allocation Fund II(b)
Columbia Portfolio Builder Total Equity Fund(c)      Columbia LifeGoal Growth Portfolio(f)
RiverSource Short Duration U.S. Government Fund(d)   Columbia Short Term Bond Fund(f)

(a)  - A series of Columbia Funds Series Trust I

(b)  - A series of Columbia Funds Series Trust

(c)  - A series of RiverSource Market Advantage Series, Inc.

(d)  - A series of RiverSource Government Income Series, Inc.

(e)  - Reorganization date of April 29, 2011

(f)  - Reorganization date of June 6, 2011

In September 2010, the Boards of Trustees of Columbia Funds Series Trust, Columbia Funds Series Trust I, RiverSource Market Advantage Series, Inc. and RiverSource Government Income Series, Inc. each approved an agreement and plan of reorganization (the "Agreement and Plan") providing for the sale of all of the assets of an Acquired Fund to, and the assumption of all of the liabilities and obligations of that Acquired Fund by, the respective Acquiring Fund, in complete liquidation of the Acquired Fund. At a meeting of shareholders held on February 15, 2011, shareholders of each Acquired Fund approved the Agreement and Plan with respect to the applicable Reorganization.

Effective on the applicable Reorganization date referenced in the table above, each Acquiring Fund acquired all the assets of, and assumed all the liabilities and obligations of, the respective Acquired Fund, in complete liquidation of such Acquired Fund. Shareholders of each class of shares of an Acquired Fund received shares of the corresponding share class of the Acquiring Fund in accordance with the Agreement and Plan.

The registration statement of Columbia Funds Series Trust on Form N-14, which was filed with the Securities and Exchange Commission on December 27, 2010 (accession no. 0001193125-10-288208), is incorporated by reference, including without limitation, the applicable prospectus/proxy statement describing the applicable Reorganization. The final form of Agreement and Plan was filed as Exhibit (4) to the registration statement on Form 485BPOS on July 22, 2011 (accession number 0001193125-11-194667), and is incorporated by reference.